Exhibit 99.1

For Immediate Release:

Media:	Kerry Iseman GCI Healthcare (Media) 212-886-3171
Financial Community:	Charlotte Berlin 510 789-4331

SANGSTAT VOLUNTARILY RECALLS SANGCYA® CYCLOSPORINE ORAL SOLUTION

Fremont, Calif.- July 10, 2000 - SangStat, The Transplant Company®, (Nasdaq: SANG) announced today that it has decided, in consultation with the FDA, to recall all lots of SangCya® (Cyclosporine Oral solution, USP (MODIFIED), 100mg/mL), 50 mL bottle, from the US wholesalers. A study in healthy volunteers has identified that SangCya is not bioequivalent to Neoral® oral solution when mixed with apple juice as recommended in its labeling. SangStat is taking this Class II recall action with the knowledge of the FDA and has voluntarily withdrawn the product. This recall is limited to SangCya oral solution.

Patients on cyclosporine are carefully monitored. At this time in order to allow for the orderly transitioning of patients to other products the recall is limited to the wholesale level and not extended to the pharmacy or the patient. Patients taking cyclosporine oral solution should consult with their physicians about their treatment. Patients taking SangCya oral solution should not change how they are taking the drug without consulting their physician. Written communication outlining the issue has also been sent to transplantation health care professionals who oversee the administration of SangCya.

Patients or physicians with questions should contact SangStat's medical information line at 1-87-SANGSTAT (1-877-264-7828).

The financial impact of this issue will be reflected in SangStat's second quarter earnings announcement. SangCya's US revenues account for less than 4% year to date of total revenues for the company, with modest growth expectations prior to withdrawal.

SangStat, The Transplant Company®

SangStat, The Transplant Company® , is a global bio-pharmaceutical company applying a disease management approach to improving the outcome of organ, bone marrow, and stem cell transplantation. Since 1988, we have built a family of products and services to address the pre-transplant, acute care and chronic phases of transplant in the worldwide market. SangStat's The Transplant Pharmacy® is a dedicated mail order pharmacy that provides direct drug distribution and patient-focused management services. TransplantRx.com was introduced in 1999 as an on-line component and one-stop- shop providing e-commerce, content, and community for transplant recipients and providers.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's (1) expectations with respect to SangCya and Gengraf, (2) commitments, intents and goals, and (3) potential future sales and product development. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. In addition, competitive pressures, manufacturing or supply interruptions, regulatory matters, marketing or pricing actions, other generic competition, reimbursement practices of third party payors, product liability claims or other factors could adversely impact sales of the products; and there can be no assurance that any product candidate under development will be safe, effective or capable of being manufactured in commercial quantities at an economical cost, or that any product will not infringe the proprietary rights of others or will achieve market acceptance. Other factors that could cause actual results to differ materially include, without limitation, the expenses associated with and uncertainty related to the patent infringement lawsuit filed against SangStat and various regulatory agencies by Novartis with respect to SangCya oral solution. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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You can find full copies of the prescribing information for SangCya and Thymoglobulin and copies of our latest press releases on the web at www.sangstat.com.